                                                                  Exhibit (d)(1)

                          AGREEMENT AND PLAN OF MERGER


                            DATED AS OF JULY 30, 2001


                                      AMONG


                      INTERNATIONAL BANCSHARES CORPORATION,


                              NBC ACQUISITION CORP.


                                       AND


                   NATIONAL BANCSHARES CORPORATION OF TEXAS

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                   Article I.

                            THE OFFER AND THE MERGER

1.1   The Offer.............................................................   2
1.2   Actions by the Company................................................   3
1.3   The Merger............................................................   4
1.4   Effective Time of the Merger..........................................   4
1.5   Closing...............................................................   5

                                  Article II.

                           THE SURVIVING CORPORATION

2.1   Articles of Incorporation.............................................   5
2.2   By-laws...............................................................   5
2.3   Board of Directors and Officers.......................................   5
2.4   Effects of Merger.....................................................   5

                                  Article III.

                              CONVERSION OF SHARES

3.1   Effect on Capital Stock...............................................   5
3.2   Shares of Dissenting Shareholders.....................................   6
3.3   Further Assurances....................................................   6
3.4   Exchange of Certificates..............................................   6
3.5   Withholding Taxes.....................................................   8

                                  Article IV.

                         REPRESENTATIONS AND WARRANTIES

4.1   Representations and Warranties of the Company.........................   9
4.2   Representations and Warranties of Parent..............................  23
4.3   Representations and Warranties of Sub.................................  25

                                   Article V.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1   Covenants of the Company..............................................  26

                                      -i-

5.2   Covenants of Parent...................................................   31
5.3   Advice of Changes; Governmental Filings...............................   31
5.4   Control of the Company's Business.....................................   31

                                  Article VI.

                             ADDITIONAL AGREEMENTS

6.1   Preparation of Proxy Statement;  Company Shareholders Meeting.........   32
6.2   Access to Information and Confidentiality.............................   33
6.3   Commercially Reasonable Efforts.......................................   34
6.4   Acquisition Proposals.................................................   35
6.5   Treatment of the Company Stock Options; Other Stock Plans;
      Employee Benefits Matters.............................................   36
6.6   Directors.............................................................   38
6.7   Fees and Expenses.....................................................   38
6.8   Directors' and Officers' Indemnification and Insurance................   39
6.9   Public Announcements..................................................   41
6.10  Environmental Investigation; Right to Terminate Agreement.............   41
6.11  Investment Portfolio..................................................   43

                                  Article VII.

                              CONDITIONS PRECEDENT
7.1   Conditions to Each Party's Obligation to Effect the Merger............   43

                                 Article VIII.

                           TERMINATION AND AMENDMENT

8.1   Termination...........................................................   44
8.2   Effect of Termination.................................................   45
8.3   Amendment.............................................................   46
8.4   Extension; Waiver.....................................................   46

                                  Article IX.

                               GENERAL PROVISIONS

9.1   Non-Survival of Representations, Warranties and Agreements............   47
9.2   Notices...............................................................   47
9.3   Interpretation........................................................   48
9.4   Counterparts..........................................................   48
9.5   Entire Agreement; Third Party Beneficiaries...........................   48
9.6   Governing Law.........................................................   49
9.7   Severability..........................................................   49
9.8   Assignment............................................................   49


9.9   Submission to Jurisdiction; Waivers...................................   49
9.10  Enforcement...........................................................   49
9.11  Definitions...........................................................   50
9.12  Other Agreements......................................................   51
9.13  Arbitration; Waiver of Trial by Jury..................................   52

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of July 30, 2001 (this "Agreement"), among INTERNATIONAL BANCSHARES CORPORATION, a Texas corporation ("Parent"), NBC ACQUISITION CORP., a Texas corporation and a direct wholly owned subsidiary of Parent ("Sub"), and NATIONAL BANCSHARES CORPORATION OF TEXAS, a Texas corporation (the "Company").

                              W I T N E S S E T H:

            WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved, and the respective Boards of Directors of Parent, Sub and the Company have declared advisable the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

            WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of common stock, par value $.001 per share, of the Company (the "Shares"), at a price per Share equal to the Merger Consideration (as defined below), without interest, upon the terms and subject to the conditions set forth in this Agreement;

            WHEREAS, the respective Boards of Directors of Parent, Sub and the Company deem it advisable and in the best interests of each corporation and its respective shareholders that Sub merge with, and in to, the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation") in the Merger, upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Share, other than Shares owned by Parent, Sub or the Company, and other than Dissenting Shares (as defined below), will be converted into the right to receive the price per Share paid pursuant to the Offer;

            WHEREAS, the respective Boards of Directors of each of Parent, Sub and the Company have adopted resolutions approving the Offer, the Merger, this Agreement and the transactions contemplated hereby to which each such party is a party;

            WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger;

            WHEREAS, simultaneously with the execution and delivery of this Agreement, certain beneficial and record shareholders of the Company owning in the aggregate 503,867 shares of the Company's common stock are entering into agreements (collectively, the "Shareholder Agreements") pursuant to which, among other things, such shareholders (severally and not jointly) have agreed (i) to tender all of such shares then owned by them to Sub pursuant to the Offer and
(ii) to vote all of such shares in favor of this Agreement and the Merger;

            NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

                                   ARTICLE I.

                            THE OFFER AND THE MERGER


         1.1 THE OFFER.

         (a) Subject to the conditions of this Agreement, as promptly as practicable but in no event later than five Business Days after the date of the public announcement of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). The obligations of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Annex A. Sub expressly reserves the right to waive any condition to the Offer or amend or modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the price per Share to be paid pursuant to the Offer,
(iii) waive the Minimum Tender Condition, add to the conditions set forth in Annex A or modify any condition set forth in Annex A in any manner adverse to the holders of Shares, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) otherwise amend the Offer in any manner adverse to the holders of Shares. Notwithstanding the foregoing, Sub may, without the consent of the Company, (A) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to Sub's obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (C) extend the Offer for any reason on one or more occasions for a period of not more than five business days beyond the latest expiration date that would otherwise be permitted under clause
(A) or (B) of this sentence. Parent and Sub agree that if all of the conditions to the Offer are not satisfied on any scheduled expiration date of the Offer then, provided that all such conditions are reasonably capable of being satisfied, Sub shall extend the Offer from time to time until such conditions are satisfied or waived, provided that Sub shall not be required to extend the Offer beyond the Outside Date (as hereinafter defined). On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

         (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Sub agree that the Offer Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to information supplied by the Company or any of its shareholders specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and the Offer Documents as so amended or supplemented to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the shareholders of the Company. Parent and Sub shall provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments. On the Business Day immediately following the Determination Date, Parent and Sub shall file an amendment to the Schedule TO setting forth, and shall publicly announce, (i) the Intended Take-Down Date and (ii) the definitive Merger Consideration.

         (c) "Merger Consideration" shall mean an amount equal to the difference of (1) $24.75 minus (2) the Per Share Environmental Adjustment Amount (as hereinafter defined).

             (i) "Determination Date" shall mean the Business Day immediately preceding the date that is ten (10) Business Days prior to the Intended Take-Down Date.

             (ii) "Intended Take-Down Date" shall mean the date on which Sub intends, subject to the conditions set forth in Annex A, to first purchase any Shares pursuant to the Offer, notice of which date Parent shall give to the Company at least three (3) Business Days prior to the Determination Date, provided, however, that Parent shall not give such notice until all conditions set forth in Annex A (other than conditions that cannot be satisfied until the date of Sub's first purchase of Shares pursuant to the Offer) have been satisfied or waived or are reasonably expected to be satisfied within the period prior to the Intended Take-Down Date.

         (d) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any Shares that Sub becomes obligated to purchase pursuant to the Offer.

         1.2 ACTIONS BY THE COMPANY.

         (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.

         (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time, the "Schedule 14D-9") describing the recommendation of the Board of Directors of the Company to the Company's shareholders that they accept the Offer, tender their Shares pursuant to the Offer and approve this Agreement and shall mail the Schedule 14D-9 to the holders of the Shares. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Sub specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the
Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to shareholders of the Company. The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the
Schedule 14D-9 promptly after the receipt of such comments.

         (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement and the Shareholder Agreements, Parent and Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

         1.3 THE MERGER. Upon the terms and subject to the conditions hereof, at the Effective Time (as hereinafter defined), Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease, and the Surviving Corporation shall by virtue of the Merger continue its corporate existence under the laws of the State of Texas.

         1.4 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at the date and time (the "Effective Time") when Articles of Merger meeting the requirements of the Texas Business Corporation Act (the "TBCA") shall have been duly executed and filed in accordance with the TBCA, or at such other time as is specified in such Articles of Merger in accordance with the TBCA, which Articles of Merger shall be filed as soon as practicable following fulfillment of the conditions set forth in
Article VII hereof.

         1.5 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York 10038, at 10:00 a.m. local time on the day which is no later than 3 Business Days after the day on which the last of the conditions set forth in
Article VII (other than those that can only be fulfilled at the Effective Time) is fulfilled or waived or at such other time and place as Parent and the Company shall agree in writing. The date on which the Closing is held is sometimes referred to herein as the "Closing Date."

                                  ARTICLE II.

                            THE SURVIVING CORPORATION

         2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of the Sub as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until further amended in accordance with its terms and as provided by law and this Agreement.

         2.2 BY-LAWS. The By-laws of Sub, as in effect at the Effective Time, shall be the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by law and this Agreement.

         2.3 BOARD OF DIRECTORS AND OFFICERS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

         2.4 EFFECTS OF MERGER. The Merger shall have the effects set forth in the TBCA.

                                  ARTICLE III.

                              CONVERSION OF SHARES

         3.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock:

         (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

         (b) Cancellation of Treasury Shares and Parent Owned Shares. All Shares that are owned directly or indirectly by the Company as treasury stock or by any wholly owned subsidiary of the Company and any Shares owned by Parent, Sub or any other wholly owned subsidiary of Parent shall be canceled, and no consideration shall be delivered in exchange therefor.

         (c) Conversion of Shares. At the Effective Time, each issued and outstanding Share (other than Shares to be canceled in accordance with Section 3.1(b) and the Dissenting Shares) shall be converted into the right to receive from the Surviving Corporation in cash, without interest the Merger Consideration, which amount is equal to the per share price paid in the Offer.

         3.2 SHARES OF DISSENTING SHAREHOLDERS. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares ("Dissenting Shares") held by a shareholder who demands appraisal of such Shares pursuant to
Section 5.12 of the TBCA (a "Dissenting Shareholder") shall not be converted as described in Section 3.1(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the laws of the State of Texas; provided, however, that Shares outstanding immediately prior to the Effective Time and held by a Dissenting Shareholder who shall, after the Effective Time, withdraw such Dissenting Shareholder's demand for appraisal or lose such Dissenting Shareholder's right of appraisal, in either case pursuant to the TBCA, shall be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any written demands for appraisal of Shares received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payments with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

         3.3 FURTHER ASSURANCES. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations to the Merger or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its appropriate officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations to the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such constituent corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporation and otherwise to carry out the purposes of this Agreement.

         3.4 EXCHANGE OF CERTIFICATES.

         (a) On or before the first date on which Shares can be purchased pursuant to the Offer and on or before the Effective Time of the Merger, Parent shall cause Sub to deposit with a bank or trust company selected by Parent, and reasonably acceptable to the Company (the "Paying Agent"), for the benefit of the holders of Shares, an amount equal to the aggregate Merger Consideration to which the holders of Shares shall be entitled to pursuant to the Offer (to the extent Shares shall have theretofore been validly tendered and not withdrawn) or at the Effective Time (as appropriate) pursuant to Section 3.1(c) (the "Exchange Fund").

         (b) As soon as practicable after the Effective Time (but in no event later than five (5) days after the Effective Time), Parent will cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Shares which were converted as of the Effective Time into the right to receive the Merger Consideration ("Certificates"), (i) a notice of the effectiveness of the Merger and (ii) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and instructions to effect the surrender of the Certificates in exchange for the Merger Consideration, in each case customary for transactions such as the Merger. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, less any amounts required to be withheld pursuant to applicable tax laws, payable with respect to the Shares formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Shares which have been converted, in whole or in part, pursuant to this Agreement, into the right to receive cash, and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of such cash. If cash is to be remitted to a name other than that in which the certificate for Shares surrendered is registered, it shall be a condition to the payment of the Merger Consideration for the Shares represented by such certificates that the certificate so surrendered shall be properly endorsed, with signature guaranteed or otherwise in proper form for transfer and that the person requesting such Merger Consideration shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person or entity other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.4(b), each certificate for Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration for each Share. No interest will be paid or will accrue on any cash payable as Merger Consideration.

         (c) All cash paid upon the surrender for exchange of certificates representing Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such certificates.

         (d) Any cash deposited in the Exchange Fund which remains undistributed to the holders of the certificates representing Shares 180 days after the Effective Time shall be delivered to the Surviving Corporation at such time and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation, and only as general unsecured creditors thereof, for payment of the Merger Consideration in respect of such Shares.

         (e) None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public office pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Shares shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined below)), any such cash in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

         (f) The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Parent. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, subject to
Section 3.4(d) hereof, maintained at a level sufficient to make such payments. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

         (g) In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Merger Consideration payable in respect thereof pursuant to Section 3.1(c); provided, however, that the Surviving Corporation or the Paying Agent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been so lost, stolen or destroyed.

         (h) Parent shall pay all charges and expenses of the Paying Agent.

         3.5 WITHHOLDING TAXES. Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to a holder of Shares pursuant to this Agreement any stock transfer taxes and such amounts as are required under the Internal Revenue Code of 1986, as amended (the "Code") or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Surviving Corporation, and Parent shall provide, or cause the Paying Agent to provide, to the holders of such Shares written notice of the amounts so deducted or withheld.

                                   ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

         4.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent as follows:

         (a) Organization and Operation of the Company. The Company is a Texas corporation, duly organized, validly existing and in good standing under the laws of the state of Texas, and, except as would not reasonably be expected to result in a Material Adverse Effect (as defined in Section 9.11(e)) on the Company, has the full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it.
Section 4.1(a) of the Company Disclosure Schedule sets forth a true and complete list of all of the Company's direct and indirect subsidiaries (the "Company Subsidiaries") and the percentage of the capital stock of each such subsidiary owned by the Company and its subsidiaries. The Company has filed a declaration electing to be a financial holding company with the Federal Reserve Bank of Dallas, and the Federal Reserve Bank of Dallas has permitted such declaration to become effective, as of March 11, 2000. Except as would not reasonably be expected to result in a Material Adverse Effect on the Company, the Company is operated in compliance with all regulations, limitations and requirements applicable to companies which have elected to be financial holding companies pursuant to applicable provisions of the Bank Holding Company Act of 1956, as amended, including as amended by the Gramm-Leach-Bliley Act. True and complete copies of the Articles of Incorporation and Bylaws of the Company and each of the Company Subsidiaries, as amended to date, have been delivered to Parent. The only business of the Company is its ownership and operation of the Company Subsidiaries. Except as specified on Section 4.1(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a member of any joint venture or partnership and neither the Company nor any of the Company Subsidiaries owns any securities of any other entity (other than portfolio securities held in the ordinary course of business) other than as herein described.

         (b) Organization and Operation of the Company and the Company Subsidiaries. Each of the Company Subsidiaries is a corporation, duly organized, validly existing and in good standing under a federal banking charter or the laws of the state set forth in Section 4.1(b) of the Company Disclosure Schedule, and except as would not reasonably be expected to result in a Material Adverse Effect on the Company, has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities presently conducted by it.

         (c) Capitalization and Ownership.

             (i) The authorized capital stock of the Company consists exclusively of 100,000,000 shares of common stock, par value $.001 per share, and 20,000,000 shares of preferred stock, $.01 par value per share, of which as of May 6, 2001, 3,770,501

     Shares were outstanding and no shares of preferred stock were outstanding. Since May 6, 2001, the Company has not issued any Shares or any shares of preferred stock, other than the issuance of Shares upon the valid exercise of Company Stock Options (as hereinafter defined). All issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights and have not been issued in violation of any preemptive rights of any Person (as hereinafter defined). No holders of Shares have any rights of rescission or other claims against the Company under the Securities Act of 1933, as amended (the "1933 Act"), resulting from any failure of such Shares to have been sold by the Company pursuant to a valid exemption under the 1933 Act or otherwise in compliance therewith.

             (ii) The authorized capital stock of each of the Company Subsidiaries is set forth on Section 4.1(c)(ii) of the Company Disclosure Schedule. All of the issued and outstanding shares of capital stock of each of the Company Subsidiaries are duly authorized, validly issued and outstanding, fully paid, nonassessable, and are owned beneficially and of record by the person set forth on such Schedule.

             (iii) There are no outstanding options, warrants, conversion rights, calls or commitments of any kind obligating the Company or any of the Company Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, directly or indirectly, additional shares of capital stock or any other securities convertible into or exercisable for, or evidencing the right to subscribe for any capital stock of the Company, and no authorization therefor has been given, except that as of May 6, 2001, there are outstanding options to acquire an aggregate of 363,325 shares of common stock of the Company (the "Company Stock Options"). Section 4.1(c)(iii) of the Company Disclosure Schedule sets forth a description of all outstanding Company Stock Options granted by the Company as of May 6, 2001, including the grantee thereof, the date granted and the exercise price thereof. Since May 6, 2001, the Company has not granted any additional Company Stock Options. Neither the Company nor any Company Subsidiary has any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock or any Company Stock Options.

             (iv) There are no voting trusts or shareholder agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

         (d) Financial Statements, Records, Reports and Filings. The Company has delivered to Parent (i) the audited consolidated balance sheets of the Company and its subsidiaries as of December 31, 2000, 1999 and 1998, and (ii) the related audited consolidated statements of income, changes in shareholders' equity and changes in financial position for the years then ended, together with the notes thereto, accompanied by the report thereon of the independent certified public accountant who examined such statements (collectively, the "Audited Financial Statements"). Except to the extent qualified by footnotes contained in the Audited Financial Statements and the report of the independent accountant thereon, the Audited Financial Statements fairly present in all material respects the financial position of the Company and the Company Subsidiaries as of the dates thereof and the results of the Company's operations for the periods indicated in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis. In addition, the Company has delivered to Parent the unaudited consolidated balance sheet of the Company as of March 31, 2001, and the related unaudited statements of income for the three-month period then ended (collectively, the "Unaudited Financial Statements"). The Unaudited Financial Statements fairly present in all material respects the financial position of the Company as of the date thereof and the results of their respective operations for the period indicated in conformity with GAAP applied on a consistent basis, except as described in the footnotes to such Unaudited Financial Statements and for year end closing adjustments that have not been applied.

         (e) Loans. Except to the extent the failure of any of the following to be true would not reasonably be expected to result in a Material Adverse Effect on the Company:

             (i) Each loan reflected on the books of the Company or any Company Subsidiary, including, without limitation, each loan in which the Company and/or any Company Subsidiary holds a participation interest (collectively, "Loans"), is the legal, valid and binding obligation of the obligor of each Loan, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles; provided, however, that no representation or warranty is made as to the collectibility of such Loans. All such Loans were made in the ordinary course of the Company's or applicable Company Subsidiary's business and have been made in accordance with reasonable and prudent banking practices. The Company or the applicable Company Subsidiary owns each such Loan free and clear of all liens, claims and encumbrances. Any Company Subsidiary which is a financial institution does not have in its portfolio any Loan exceeding its legal lending limit. Section 4.1(e)(i) of the Company Disclosure Schedule sets forth, as of March 31, 2001, a list of all of the Company's and the Company Subsidiaries' outstanding Loans that were classified as delinquent, substandard, doubtful, loss, nonperforming or problem Loans in connection with the Company's and the Company Subsidiaries' most recent regulatory examination or were considered to be so classified at March 31, 2001 under the Company Subsidiaries' policies and procedures.

             (ii) All loans to directors, officers and beneficial owners of 5% or more of the outstanding capital stock of the Company and loans to any affiliate thereof, as defined in Section 12b-2 of the 1934 Act, are listed on Section 4.1(e)(ii) of the Company Disclosure Schedule.

             (iii) Section 4.1(e)(iii) of the Company Disclosure Schedule sets forth a true, correct and complete list of any loan from the Company or any Company Subsidiary to any present officer, director, employee or any affiliate of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to the Company's or the appropriate Company Subsidiary's Board of Directors.

         (f) Absence of Certain Changes. Except (i) as expressly contemplated by this Agreement or the transactions contemplated hereby, (ii) as discussed in documents filed with the SEC by the Company prior to the date of this Agreement,
(iii) as set forth in Section 4.1(f) of the Company Disclosure Schedule or (iv) to the extent the following items, individually, or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the

Company, since December 31, 2000, the Company and the Company Subsidiaries have not (A) incurred or assumed any obligations or liabilities (absolute or contingent), other than obligations or liabilities incurred in the ordinary course of business and consistent with past practices and obligations or liabilities incurred in carrying out the transactions contemplated by this Agreement; (B) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than in the ordinary course of business and consistent with past practices; (C) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business and consistent with past practices; (D) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property of assets or waived any rights of value which in the aggregate are material; (E) materially increased any bad debt, contingency, tax or other reserves or materially changed its accounting practices, methods or assumptions (including changes in estimates or valuation methods); or (F) made any material change in the conduct of its business.

         (g) Environmental Matters.

             (i) Section 4.1(g)(i) of the Company Disclosure Schedule, is a complete and correct list of any environmental survey or report related to any of the Real Property, as defined below, complete copies of which have been made available to Parent.

             (ii) Except as expressly set forth in Section 4.1(g)(ii) of the Company Disclosure Schedule and except as would not reasonably be expected to result in a Material Adverse Effect on the Company, no Hazardous Materials Contamination exist on any real property owned by the Company or the Company Subsidiaries (including foreclosed properties owned by the Company or the Company Subsidiaries), or on any real property used by the Company or any of the Company Subsidiaries in connection with its business, as a result of any Hazardous Materials on or emanating from such real property. The real properties described in the preceding sentence are sometimes collectively referred to as the "Real Property." As used in this Agreement, the term "Hazardous Materials" shall mean (i) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended from time to time, and regulations promulgated thereunder; (iii) any toxic substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), as amended from time to time, and regulations promulgated thereunder; (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable;
     (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any solid waste or petroleum waste; and (ix) any other substance which any Governmental Entity requires special handling in its storage, treatment, or disposal or which is identified or classified to be hazardous or toxic under applicable state or federal law or regulation or the common law. As used in this Agreement, the term "Hazardous Materials Contamination" shall mean the contamination of the improvements, facilities, soil, groundwater, air or other elements on or of the Real Property by Hazardous Materials in amounts that a Governmental Entity requires to be cleaned up.

         (h) Authority; No Violations.

             (i) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the Company Shareholder Approval (as defined in Section 4.1(k)). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate action or other corporate proceedings on the part of the Company is necessary to authorize this Agreement or the transactions hereby contemplated, subject in the case of the consummation of the Merger to the approval of this Agreement by the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing. The Board of Directors of the Company has taken all necessary actions such that the provisions of the Texas Business Combination Law, Articles 13.01 - 13.08 of the TBCA, do not apply to the Merger.

             (ii) The execution, delivery and performance of this Agreement by the Company does not and will not, as the case may be, and the consummation of the Merger by the Company and the other transactions contemplated hereby will not, result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the certificate of incorporation or by-laws of the Company or any Company Subsidiary or (B) except as would not reasonably be expected to result in a Material Adverse Effect on the Company, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary or their respective properties or assets.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, or other governmental authority (a "Governmental Entity"), is required by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Offer or the Merger, except for those required under or in relation to (A) the Bank Holding Company Act of 1956, as amended (the "BHC
     Act"), (B) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the 1934 Act (including the filing with the SEC of the Schedule 14D-9 and the Proxy Statement (as defined in Section 6.1 hereof) relating to any required approval by the Company's shareholders of this Agreement) (C) the TBCA with respect to the filing of the Articles of Merger, (D) laws, rules, regulations, practices and orders of any applicable federal or state banking departments or of any federal or state regulatory body having jurisdiction over banking matters, (E) antitrust or other competition laws of other jurisdictions, (F) such consents and approvals specified in
     Section 4.1(h)(iii) of the Company Disclosure Schedule and (G) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to result in a Material Adverse Effect on the Company. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to clauses (A), (B), (C), (D) and (F) above are hereinafter referred to as the "Company Required Consents."

         (i) Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "Company SEC Reports"). Except for NBC Financial, Inc., no Company Subsidiary is required to file any form, report or other document with the SEC. None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates or, in the case of any registration statements, at the time of effectiveness (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the rules and regulations promulgated thereunder, including, without limitation, each of the consolidated financial statements of the Company (including any related notes thereto) included within the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Company has heretofore furnished or made available to Parent complete and correct copies of all material amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

         (j) Board Approval. The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held, and not subsequently rescinded or modified in any way (the "Company Board Approval"), has duly (i) determined that this Agreement, the Offer and the Merger are advisable and in the best interests of the Company and its shareholders, (ii) approved the execution, delivery and performance of this Agreement, the Offer and the Merger and (iii) recommended that the shareholders of the Company accept the Offer, tender their Shares and approve this Agreement.

         (k) Vote Required. The affirmative vote of the holders of two-thirds of the outstanding Shares to adopt this Agreement and approve the Merger (the "Company Shareholder Approval") is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

         (l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Keefe, Bruyette & Woods, Inc., whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firms, based upon arrangements made by or on behalf of the Company and previously disclosed to Parent.

         (m) Opinion of the Company Financial Advisers. The Board of Directors of the Company has received the opinion of Keefe, Bruyette & Woods, Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the holders of Shares is fair, from a financial point of view, to such holders and such opinion has not been withdrawn or modified in any material respect, a copy of such opinion has been made available to Parent.

         (n) Taxes. Except (1) as disclosed in Section 4.1(n) of the Company Disclosure Schedule or (2) to the extent that the failure of the following to be true would not reasonably be expected to result in a Material Adverse Effect on the Company, the Company and each of the Company Subsidiaries (i) have filed all federal, state and local Tax Returns required to be filed by the Company or any of the Company Subsidiaries for Tax years ended prior to the date of this Agreement, except for those Tax Returns for which requests for extensions have been timely filed, and all such returns are true and complete in all material respects, (ii) have paid all Taxes shown to be due and payable on such Tax Returns other than Taxes which (x) are currently payable without penalty or interest or (y) are being contested in good faith and for which adequate reserves have been established on the books and records of the Company or one or more of the Company Subsidiaries, as the case may be, in accordance with GAAP,
(iii) have accrued all such Taxes for such periods subsequent to the periods covered by such returns in accordance with GAAP and (iv) have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company and the Company Subsidiaries have (i) withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Company or Company Subsidiary employee, creditor, independent contractor or other third party and
(ii) collected and paid all Taxes required to have been collected and paid in connection with any amounts received from any customer or third party, except for any such failure to withhold, pay or collect Taxes that would not reasonably be expected to result in a Material Adverse Effect on the Company. There are no material liens for Taxes on the assets of the Company or any of the Company Subsidiaries, except for liens for Taxes not yet due and payable except as set for in Section 4.1(n) of the Company Disclosure Schedule. There is no pending, nor has the Company or, to the best knowledge of the Company, any of the Company Subsidiaries received written notice of any audit, examination, refund litigation or other governmental proceeding with respect to any material Tax. Except as disclosed in Section 4.1(n) of the Company Disclosure Schedule, neither the Company nor any of the Company

Subsidiaries is a party to any agreement providing for the allocation or sharing of Federal Income taxes. Neither the Company nor any of the Company Subsidiaries has made any payments, or is obligated to make any payments, or is a party any agreement which could obligate it to make any payments that will not be deductible under Code Section 280G.

         (o) Employee Benefit Plans.

             (i) Section 4.1(o)(i) of the Company Disclosure Schedule lists each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries contribute or are required to contribute, including any multiemployer welfare plan (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans") and sets forth (i) the amount of any liability of the Company or any of the Company Subsidiaries for contributions more than thirty days past due with respect to each Welfare Benefit Plan as of the date hereof and as of the end of any subsequent month ending prior to the Closing and
     (ii) the annual cost attributable to each of the Welfare Benefit Plans; except as set forth in Section 4.1(o)(i) of the Company Disclosure Schedule, no Welfare Benefit Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant's or former employee's termination of employment except as may be required by Section 4980B of the Code and Sections 601-608 of ERISA;

             (ii) Section 4.1(o)(ii) of the Company Disclosure Schedule lists each "employee pension benefit plan" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA) maintained by the Company or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries contribute or are required to contribute, including any multiemployer plan (as defined in Section 3(37) of ERISA) (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans");

             (iii) Except as set forth on Section 4.1(o)(iii) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries maintains, has or is a party to any plan, program, agreement, arrangement understandings or commitment, whether written or oral, for the benefit of any of its employees, directors or officers relating to any of the following: severance pay, deferred compensation, bonuses, stock options, employee stock purchases, restricted stock, excess benefits, incentive compensation, stock bonuses, cash bonuses, golden parachutes, life insurance, rabbi trusts, cafeteria plans, dependent care, unfunded plans or any other employee-related plans, programs, agreements, arrangements or commitments (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons), or any program, plan, commitments, or practice of purchasing or otherwise compensating employees, including officers, for accrued vacation or sick leave upon termination of employment (collectively referred to as "Other Programs");

             (iv) All of the Pension Benefit Plans and Welfare Benefit Plans and any related trust agreements or insurance or annuity contracts (or any other funding instruments) and all Other Programs comply currently, and have complied in the past, both as to form and operation, with the provisions of ERISA, the Code and with all other applicable laws, rules and regulations governing the establishment and operation of the Pension Benefit Plans, Welfare Benefit Plans and all Other Programs; except as set forth on
     Section 4.1(o)(iv) of the Company Disclosure Schedule, all necessary governmental approvals relating to the establishment of the Pension Benefit Plans have been obtained; and with respect to each Pension Benefit Plan that is intended to be tax-qualified under Section 401(a) or 403(a) of the Code, a favorable determination letter as to the qualification under the Code of each such Pension Benefit Plan and each material amendment thereto has been issued by the Internal Revenue Service or has been or will be requested prior to the expiration of the "remedial amendment period" applicable to such Pension Benefit Plan (and nothing has occurred since the date of the last such determination letter which resulted in, or is likely to result in the revocation of such determination);

             (v) Except as set forth on Section 4.1(o)(v) of the Company Disclosure Schedule, each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program has been administered in substantial compliance with the requirements of the Code, ERISA and all other applicable laws, and all reports and disclosures required by ERISA, the Code and any other applicable laws with respect to each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program have been timely filed or delivered;

             (vi) Except as set forth on Section 4.1(o)(vi) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code) as a result of which the Company remains subject to liability under ERISA or the Code;

             (vii) Except as set forth on Section 4.1(o)(vii) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary nor any corporation or other trade or business controlled by or under common control with the Company (as determined under Sections 414(b) and 414(c) of the Code) ("Common Control Entity") is, or has been within the past three years, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Benefit Plan subject to the provisions of Title IV of ERISA, nor has the Company nor any Company Subsidiary nor a Common Control Entity maintained or participated in any employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to the provisions of Title IV of ERISA. In addition, except as set forth on Section 4.1(o)(vii) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary nor a Common Control Entity (i) is a party to a collective bargaining agreement,
     (ii) has maintained or contributed to, or has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA);

             (viii) True and complete copies of each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program, related trust agreements or insurance or annuity contracts (or any other funding instruments), summary plan descriptions, the most recent determination letter (if any) issued by the Internal Revenue Service with respect to each Pension Benefit Plan (or the most recent application for a determination letter filed with the Internal Revenue Service with respect to each Pension Benefit Plan that is intended to be tax-qualified and for which no determination letter has yet been received), the Annual Reports on Form 5500 Series (if any) filed with any governmental agency for each Welfare Benefit Plan, Pension Benefit Plan and Other Program for the three most recent plan years, the Summary Annual Report (if any) provided to participants with respect to each Welfare Benefit Plan, Pension Benefit Plan, and Other Program for the three most recent plan years, and any correspondence to or from the IRS, Department of Labor, or bank examiner with respect to any Welfare Benefit Plan, Pension Benefit Plan, or Other Program during the three most recent plan years, have been furnished to Parent;

             (ix) Except as set forth on Section 4.1(o)(ix) of the Company Disclosure Schedule all Welfare Benefit Plans, Pension Benefit Plans, and Other Programs, and related trust agreements or insurance or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and, there are no promised increases in benefits (whether expressed, implied, oral or written) under any of these plans, nor any expressed obligations, commitments or understandings to continue any of these plans (whether oral or written); the Company, its subsidiaries, or a Common Control Entity has the right to modify, amend, or terminate each Welfare Benefit Plan, Pension Benefit Plan, and Other Program at any time; the termination of any Welfare Benefit Plan, Pension Benefit Plan, or Other Program would not accelerate or increase any benefits payable under such plan; and in the event of termination of any Welfare Benefit Plan, Pension Benefit Plan, or Other Program, neither the Company, nor its subsidiaries, would have any liability with respect to such plan;

             (x) Except as set forth on Section 4.1(o)(x) of the Company Disclosure Schedule, there are no claims pending with respect to, or under, any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than routine claims for plan benefits, and there are no disputes or litigation pending or threatened with respect to any such plans; and all contributions, premiums, or other payments due from the Company or any of the Company Subsidiaries have been fully paid or adequately provided for and disclosed on the books and financial statements of the Company and the Company Subsidiaries;

             (xi) Except as set forth on Section 4.1(o)(xi) of the Company Disclosure Schedule, no action has been taken, nor has there been a failure to take any action that would subject any person or entity to any liability for any income, excise or other tax or penalty in connection with any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than for income taxes due with respect to benefits paid; and

             (xii) Except as otherwise set forth in Section 4.1(o)(xii) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
     (i) result in any payment to be made by the Company or any of the Company Subsidiaries (including, without limitation, severance, unemployment compensation, parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant, or (ii) increase any benefits otherwise payable under any Welfare Benefit Plan, Pension Benefit Plan, or any Other Program.

         (p) Litigation. Except as disclosed in the Company SEC Reports or
Section 4.1(p) of the Company Disclosure Schedule, there are no, actions, suits, proceedings, arbitrations, written claims or investigations pending or, to the Company's knowledge, threatened against the Company or any of the Company Subsidiaries, or any properties or rights of the Company or any of the Company Subsidiaries.

         (q) No Parent Capital Stock. The Company does not own or hold directly or indirectly any shares of common stock of Parent or any other capital stock of Parent, or any options, warrants or other rights to acquire any shares of common stock of Parent or any other capital stock of Parent, or in each case, any interests therein.

         (r) Employment Matters. Except as disclosed on Section 4.1(r) of the Company Disclosure Schedule, neither Company nor any Company Subsidiary is a party to (i) any collective bargaining agreement, or (ii) any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency. To the knowledge of the Company, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Company or any Company Subsidiary, nor of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any such employees. Company and each Company Subsidiary are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither Company or any Company Subsidiary are engaged in any unfair labor practice.

         (s) Regulatory Matters and Examination Reports. Neither the Company nor any of the Company Subsidiaries has any formal or informal agreements, arrangements or understandings with the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Texas Department of Banking, the Texas State Insurance Commissioner, the SEC, the Texas State Securities Board or any other regulatory authority (collectively, the "Regulatory Authorities"), nor does the Company or any the Company Subsidiary have any examination pending by any applicable Regulatory Authorities nor has the Company or any subsidiary been notified in writing of any proposed examination by any Regulatory Authorities. To the extent permitted by law, the Company has made available to Parent complete and correct copies of
(i) all examination reports by Regulatory Authorities forwarded to the Company or any subsidiary since December 31, 1998; (ii) any correspondence between the

Company or any subsidiary relating to examination issues and such agencies during such periods, and (iii) any agreements, arrangements or understandings between the Company or any Company Subsidiary and such Regulatory Authority, including any agreements, arrangements or understandings arising out of or related to any such examinations. Except as set forth in Section 4.1(s) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have not received or been made aware of any complaints or inquiries under the Community Reinvestment Act, the Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discriminate fair lending law.

         (t) Title to Properties; Encumbrances. Except as set forth on Section 4.1(t) of the Company Disclosure Schedule, the Company and each Company Subsidiary has unencumbered, good, legal, and indefeasible title to all their respective properties and assets, real and personal, including, without limitation, all the properties and assets reflected in the Audited Financial Statements and Unaudited Financial Statements except for those properties and assets disposed of in the ordinary course of business since December 31, 2000 and properties where the failure to have such title would not reasonably be expected to result in a Material Adverse Effect on the Company. Except as set forth on Section 4.1(t) of the Company Disclosure Schedule, the Company and each of the Company Subsidiaries has a title policy in full force and effect from a title insurance company which is solvent, insuring good and indefeasible title (subject to the exceptions identified in such title policies) to all real property owned respectively by the Company and/or the Company Subsidiaries in favor of the Company and the Company Subsidiaries, whichever is applicable, except where the failure to have such a title policy would not reasonably be expected to result in a Material Adverse Effect on the Company. The Company has made available to Parent all of the files and information in the possession of the Company or the Company Subsidiaries concerning such properties, including any title exceptions which might affect indefeasible title or value of such property. The Company and the Company Subsidiaries each hold good and legal title or good and valid leasehold rights to all assets that are necessary for them to conduct their respective businesses as they are currently being conducted, except where the failure to hold such title or such leasehold rights would not reasonably be expected to result in a Material Adverse Effect on the Company. Except as set forth on Section 4.1(t) of the Company Disclosure Schedule, the Company or the Company Subsidiaries own all furniture, equipment, art and other property used to transact business presently located on its premises except for items of personal property owned by employees.

         (u) Patents, Trademarks and Copyrights. Except as set forth in Section 4.1(u) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries requires the use of any material patent, patent application, invention, process, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or any material trade secret for the business or operations of the Company or any the Company Subsidiary. The Company and/or the Company Subsidiaries own or are licensed or otherwise have the right to use the items listed in Section 4.1(u).

         (v) Insurance. The Company and the Company Subsidiaries have in effect the insurance coverage (including fidelity bonds) described in Section 4.1(v) of the Company Disclosure Schedule have had similar insurance in force for the last 5 years. Except as set forth on Section 4.1(v) of the Company Disclosure Schedule, there have been no claims under such fidelity bonds within the last 5 years and to the knowledge of the Company no facts exist which would form the basis of a claim under such bonds. To the knowledge of the Company, there is no reason to believe that the existing fidelity coverage would not be renewed by its carrier on substantially the same terms unless such failure to renew is based upon any pending claim.

         (w) Leases, Contracts and Agreements. Section 4.1(w) of the Company Disclosure Schedule sets forth an accurate and complete list of all material leases, subleases, licenses, contracts and agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound which obligate or may obligate the Company or any Company Subsidiary for an amount in excess of $100,000 over the entire term of any such agreement or related contracts of a similar nature which in the aggregate obligate or may obligate the Company or any Company Subsidiary in the aggregate for an amount in excess of $100,000 over the entire term of such related contracts (the "Contracts"). The Company has delivered or made available to Parent true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of, agreements with Bank customers for trust services, or deposits by the Company and the Company Subsidiary, but shall include unfunded loan commitments and letters of credit issued by the Company or any Company Subsidiary where the borrowers' total direct and indirect indebtedness to the Bank is in excess of $250,000. Except as set forth in Section 4.1(w) of the Company Disclosure Schedule, since March 31, 2001, no participations or loans have been sold which have buy back, recourse or guaranty provisions which create contingent or direct liabilities of the Company or any Company Subsidiary. To the knowledge of the Company, all of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles, and are in full force and effect. To the knowledge of the Company, except as described in Section 4.1(w) of the Company Disclosure Schedule, all rent and other payments by the Company and any Company Subsidiary under the Contracts are current, there are no existing defaults by Company or any Company Subsidiary under the Contracts and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default. The Company and any Company Subsidiary has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests except where the failure to have such good and valid leasehold interest would not reasonably be expected to result in a Material Adverse Effect on the Company. Except for deposit accounts entered into with the Company in the ordinary course of business or as set forth on Section 4.1(w), neither the Company nor any Company Subsidiary is a party to or bound by any contract, agreement, commitment or understanding with any director, officer or beneficial owner of 5% or more of the outstanding capital stock of the Company or any affiliate, as defined in Section 12b-2 of the 1934 Act, of any of the foregoing.

         (x) No Undisclosed Liabilities. Except (a) for liabilities incurred in the ordinary course of business and consistent with past practice, (b) liabilities incurred in connection with the transactions contemplated by this Agreement, (c) liabilities which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company and
(d) as disclosed in the Company SEC Reports or as set forth in

Section 4.1(x) of the Company Disclosure Schedule, since December 31, 2000, neither the Company nor any of the Company Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected in or reserved against on a consolidated balance sheet, or in the notes thereto, of the Company prepared in accordance with generally accepting accounting principles consistent with past practice. Neither the Company nor any of the Company Subsidiaries has issued or otherwise has any liability or obligation with respect to any stock appreciation rights, phantom stock or other similar rights or interests.

         (y) Knowledge. Neither the Company nor any Company Subsidiary has any knowledge of a fact or circumstance that could impede or delay the ability to obtain any of the Company Required Consents or the Parent Required Consents.

         (z) Company Stock Options. No agreement covering an outstanding Company Stock Option provides that the Company and/or Parent may not take the actions contemplated by Section 6.5(a).

         (aa) Information Supplied. Each of the Proxy Statement (as defined in
Section 6.1), the Schedule 14D-9 and any information statement to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the 1934 Act (the "Information Statement") will comply as to form in all material respects with the provisions of the 1934 Act and the rules and regulations promulgated thereunder. Each of the Schedule 14D-9 and the Information Statement will not, at the time it is filed with the SEC or first published, sent or given to the Company's shareholders, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will not, on the date the Proxy Statement is first published, sent or given to the shareholders of the Company, at the time of the Company Shareholders Meeting (as defined in Section 6.1 hereof) or at the time any amendment or supplement thereof is delivered to the shareholders of the Company contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Offer Documents will, at the time the Offer Documents are filed with the SEC or first published, sent or given to the Company's shareholders, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Company makes no representation or warranty with respect to any information supplied by Parent or Sub which is contained in any of the foregoing documents.

         (bb) Absence of Certain Payments. Except to the extent that the failure of the following to be true would not reasonably be expected to result in a Material Adverse Effect on the Company, (i) neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company or any of the Company Subsidiaries, any of their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees of the Company or any such subsidiary) has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials candidates or members of political parties or organizations or established or maintained any unlawful funds in violation of
Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, and (ii). neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company or any of the Company Subsidiaries, any of their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees of the Company or any such subsidiary) has accepted or received any unlawful contributions, payments, gifts, or expenditures.

            (cc) Certain Agreements. Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any contract or agreement that materially limits the ability of the Company or any Company Subsidiary, directly or indirectly, to compete in any line of business or with any Person in any geographic area during any period of time.

            (dd) Compliance with Law. Except as set forth in Section 4.1(dd) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is in violation of any applicable statute, rule, regulation, decree or order of any governmental or regulatory authority applicable to the Company or any of the Company Subsidiaries, except for violations which would not reasonably be expected to result in a Material Adverse Effect on the Company.

         4.2 REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company as follows:

         (a) Organization, Standing and Power. Parent is a corporation duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

         (b) Authority; No Violations.

             (i) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate action or other corporate proceedings on the part of Parent is necessary to authorize this Agreement or the transactions hereby contemplated. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

             (ii) The execution, delivery and performance of this Agreement by Parent does not or will not, as the case may be, and the consummation by Parent of the Offer, the Merger and the other transactions contemplated hereby will not, result in a Violation pursuant to: (A) any provision of the certificate of incorporation or by-laws of Parent or any Subsidiary of Parent or
         (B) except as would not reasonably be expected to result in a Material Adverse Effect on Parent, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Subsidiary of Parent or their respective properties or assets.

                  (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any Subsidiary of Parent in connection with the execution, delivery and performance of this Agreement by Parent and Sub or the consummation of the Offer or the Merger, except for those required under or in relation to (A) the BHC Act, (B) the SEC with respect to the filing of the Offer Documents, (C) the TBCA with respect to the filing of the Articles of Merger, (D) laws, rules, regulations, practices and orders of any applicable federal or state banking departments or of any federal or state regulatory body having jurisdiction over banking matters, (E) antitrust or other competition laws of other jurisdictions, (F) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to result in a Material Adverse Effect on Parent. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to clauses (A), (B), (C) and (D) above are hereinafter referred to as the "Parent Required Consents."

         (c) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, except Sandler O'Neill & Partners, L.P. (the "Parent Financial Advisor"), whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm based upon arrangements made by or on behalf of Parent and previously disclosed to the Company.

         (d) Litigation. There are no actions, suits, proceedings, arbitrations, written claims or investigations pending or, to Parent's knowledge, threatened against Parent or any of its Subsidiaries, or any properties or rights of Parent or any of its Subsidiaries, that (i) seek to question, delay or prevent the consummation of the Offer, the Merger or the other transactions contemplated hereby or (ii) would reasonably be expected to affect adversely the ability of Parent to fulfill its obligations hereunder, including Parent's obligations under Article I, Article II and Article III.

         (e) Financing. Parent has cash, cash equivalent and/or available lines of credit sufficient to pay for all Shares validly tendered into and not validly withdrawn from the Offer and to pay the aggregate Merger Consideration upon effectiveness of the Merger.

         (f) Regulatory Matters and Examination Reports. Neither Parent nor any subsidiary of Parent has any formal or informal agreements, arrangements or understandings with any Regulatory Authorities that could impede or delay the ability to obtain any of the Company Required Consents or the Parent Required Consents or the consummation of the Offer, the Merger and transactions contemplated hereby.

         (g) Knowledge. Neither Parent nor any Subsidiary of Parent has any knowledge of a fact or circumstance that could impede or delay the ability to obtain any of the Company Required Consents or the Parent Required Consents or impede its ability to provide the Paying Agent with sufficient funds pursuant to this Agreement.

         (h) Information Supplied. The Offer Documents will comply as to form in all material respects with the provisions of the 1934 Act and the rules and regulations promulgated thereunder. Each of the Offer Documents will not, at the time it is filed with the SEC or first published, sent or given to the Company's shareholders, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9 or any Information Statement will, at the time it is filed with the SEC or first published, sent or given to the Company's shareholders, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 6.1 hereof) will, on the date the Proxy Statement is filed with the SEC or first published, sent or given to the shareholders of the Company, at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereto contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         4.3 REPRESENTATIONS AND WARRANTIES OF SUB. Sub represents and warrants to the Company as follows:

         (a) Organization, Standing and Power. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Texas. Sub is a direct wholly-owned subsidiary of Parent.

         (b) Authority; No Violations.


            (i) Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Sub of this Agreement and the consummation by Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate and shareholder action on the part of Sub and no other corporate action or other corporate proceedings on the part of Sub is necessary to authorize this Agreement or the transactions hereby contemplated. This Agreement has been duly executed and delivered by Sub and constitutes a valid and binding agreement of Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, by general equity principles (regardless or whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

            (ii) The execution, delivery and performance of this Agreement by Sub does not or will not, as the case may be, and the consummation by Sub of the and the other transactions contemplated hereby will not, result in a Violation pursuant to: (A) any provision of the certificate of incorporation or by-laws of Sub or (B) except as would not reasonably be expected to result in a Material Adverse Effect on Parent, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sub or its properties or assets.

         (c) No Business Activities. Sub has not conducted any activities other than in connection with the organization of Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Sub has no Subsidiaries.

                                   ARTICLE V.

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.1 COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earliest of (i) such time as nominees of Parent shall comprise a majority of the members of the Company's Board of Directors, (ii) the termination of this Agreement in accordance with Article VIII or (iii) the Effective Time, the Company agrees as to itself and the Company Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated on the Company Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Parent shall otherwise consent in writing):

         (a) Ordinary Course. The Company and the Company Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all commercially reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this Section 5.1(a) unless such action would constitute a breach of one or more of such other provisions. In furtherance of the foregoing, the Company shall, and shall cause each of the Company Subsidiaries to:

            (i) extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Parent, which consent shall not be unreasonably withheld, make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such Person, would be in the excess of $250,000;

            (ii) maintain in a manner consistent with past practices all of the Company's and the Company Subsidiaries' properties in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Section 4.1(v) or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are adequate for the business conducted by the Company and the Company Subsidiaries and consistent with the existing insurance coverages;

            (iii) timely file with all appropriate federal regulatory authorities all financial statements and other material reports, and with all other regulatory authorities file all material financial statements and other material reports, required to be so filed by the Company and/or the Company Subsidiaries and to the extent permitted by applicable law, promptly thereafter deliver to Parent copies of all such financial statements and other material reports required to be so filed;

            (iv) comply in all respects with all applicable laws and regulations, domestic and foreign, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect on the Company;

            (v) promptly give written notice to Parent upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of the Company contained in or referred to in this Agreement to be untrue or misleading in any material respect;

            (vi) deliver to Parent a list, dated as of the Closing Date, showing
      (i) the name of each bank or institution where the Company and/or the Company Subsidiaries have accounts or safe deposit boxes, (ii) the name(s) in which such accounts or boxes are held and (iii) the name of each person authorized to draw thereon or have access thereto;

            (vii) promptly notify Parent of the knowledge on the part of the Company of any material change or inaccuracies in any data previously given or made available to Parent or Sub pursuant to this Agreement; and

            (viii) provide access, to the extent that the Company or the Company Subsidiaries have the right to provide access, to any or all of their properties and facilities so as to enable Parent to physically inspect any structure or components of any structure on such property; provided, however, that the Company shall not be required to permit Phase II sampling, subject however to Section 6.10 hereof.

         (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of the Company Subsidiaries to, and shall not propose to,
(i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends by wholly owned Subsidiaries of the Company to the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary of the Company after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by the Company of Shares in the ordinary course of business consistent with past practice in connection with the Company Benefit Plans.

         (c) Issuance of Securities. The Company shall not, and shall not permit any of the Company Subsidiaries to, issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, any shares of its capital stock of any class, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire any such shares or enter into any agreement with respect to any of the foregoing, or any stock appreciation rights or any phantom stock other than (i) the issuance of Shares upon the exercise of stock options granted prior to the date of this Agreement, (ii) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of the Company, (iii) issuances of shares, options, rights or other awards and amendments to equity-related awards in numbers not greater than those set forth in Section 5.1(c) of the Company Disclosure Schedule and (iv) issuances in connection with actions permitted by
Section 5.1(e).

         (d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of the American Stock Exchange, the Company and the Company Subsidiaries shall not amend, in the case of the Company Subsidiaries, in any material respect, or propose to so amend their respective certificates of incorporation, by-laws or other governing documents.

         (e) No Acquisitions. The Company shall not, and shall not permit any of the Company Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of the Company and its Subsidiaries in the ordinary course); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of the Company or (y) the creation of new Subsidiaries of the Company organized to conduct or continue activities otherwise permitted by this Agreement.

         (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of the Company, (ii) dispositions referred to in the Company SEC Reports filed prior to the date of this Agreement, (iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby, or (iv) in the ordinary course of business, the Company shall not, and shall not permit any Subsidiary of the Company to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company) which are material to the Company.

         (g) Investments; Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, other than deposit liabilities owed to deposit customers in the ordinary course of business, including with respect to Certificates of Deposit and trade accounts payable incurred in the ordinary course of business and other than in connection with actions permitted by
Section 5.1(e), create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement and in the ordinary course of business, and any other indebtedness existing on the date of this Agreement, in each case as such credit facilities, indentures, other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed, refinanced or replaced after the date of this Agreement, but only if the aggregate principal amount thereof is not increased thereby, the term thereof is not extended thereby and the other terms and conditions thereof, taken as a whole, are not less advantageous to the Company and its Subsidiaries than those in existence as of the date of this Agreement.

         (h) Compensation. Other than (i) as set forth in Section 5.1(h) of the Company Disclosure Schedule, (ii) as contemplated by Section 6.5, or (iii) as required to comply with law, the Company shall not, and shall not permit any of the Company Subsidiaries to, except in the ordinary course of business consistent with past practice or as required by an existing agreement or plan, increase the amount of compensation of, or pay or agree to pay or accrue any bonus or like benefit to or for the credit of, any director, officer or employee, make any increase in or commitment to increase any employee benefits or change or modify the period of vesting or retirement age for any participant in any employee benefit plan, enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee, issue any Company Stock Options or any stock appreciation rights or phantom stock, adopt, amend, terminate or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Benefit Plan.

         (i) Other Actions. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or fail to take any commercially reasonable action which failure would, or that could reasonably be expected to, result in, except as otherwise permitted by Section 6.4, any of the conditions to the Offer (set forth in Annex A) or the Merger (set forth in Article VII) not being satisfied.

         (j) Further Negative Covenants. Except with the prior written consent of Parent or as otherwise specifically permitted by this Agreement, the Company shall not and shall cause the Company Subsidiaries not to, from the date of this Agreement to the Closing:

            (i) make any material change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP and after notice to Parent;

            (ii) cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its material properties or assets in excess of $10,000, except as permitted by Section 6.11 or in the ordinary course of business and consistent with prudent banking practices;

            (iii) dispose of or permit to lapse any rights to the use of any material trademark, service mark, trade name or copyright, or dispose of or disclose to any person other than its employees any material trade secret not theretofore a matter of public knowledge;

            (iv) except through settlement of indebtedness, foreclosure, acquisition in lieu of foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, acquire the capital stock or other equity securities or interest of any Person;

            (v) make any capital expenditure or a series of capital expenditures of a similar nature in excess of $25,000 in the aggregate;

            (vi) make any material income tax or franchise tax election or settle or compromise any federal, state, local or foreign income tax or franchise tax liability;

            (vii) except for negotiations and discussions between the parties hereto relating to the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any contract or commitment by which any such transaction, contract, or commitment would obligate the Company in an amount which would exceed $50,000 alone or in the aggregate other than banking transactions entered into in the ordinary course of business and consistent with prudent banking practices;

            (viii) issue any certificates of deposit except in the ordinary course of business and in accordance with prudent banking practices;

            (ix) make any investments except in the ordinary course of business and in accordance with prudent banking practices;

            (x) change any fiscal year or the length thereof;

            (xi) alter the size or composition of the Company Subsidiaries' deposit base, securities portfolio, loan portfolio or asset mix, except as permitted by Section 6.11 or in the ordinary course of business;

provided, however, that notwithstanding anything to the contrary in this Agreement, the Company shall be permitted to dispose of all or a portion of the securities comprising the Investment Portfolio in accordance with Section 6.11.

         5.2 COVENANTS OF PARENT. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated on the Parent Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that the Company shall otherwise consent in writing):

         (a) Financing. Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would, or fail to take any action which failure would, impair Parent's source of funds to pay for all Shares validly tendered and not validly withdrawn from the Offer and pay the aggregate Merger Consideration pursuant to this Agreement and otherwise to satisfy its obligations hereunder.

         (b) Regulatory Approvals. Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would, or fail to take any commercially reasonable action which failure would, reasonably be expected to impede or delay any Company Required Consent or Parent Required Consent or otherwise impede or delay the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.

         5.3 ADVICE OF CHANGES; GOVERNMENTAL FILINGS. Each party shall (a) confer on a regular and frequent basis with the other and (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. The Company shall file all reports required to be filed by it with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to Parent copies of all such reports, announcements and publications promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of the Company and Parent shall have the right to review in advance, and will consult with the other with respect to, all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable and as timely as practicable, it will consult with, and provide all appropriate and necessary assistance to, the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

         5.4 CONTROL OF THE COMPANY'S BUSINESS. Nothing contained in this Agreement shall be deemed to give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

                                  ARTICLE VI.

                              ADDITIONAL AGREEMENTS

         6.1 PREPARATION OF PROXY STATEMENT; COMPANY SHAREHOLDERS MEETING.

         (a) If the Company Shareholder Approval is required by law, the Company will, at Parent's request, as soon as practicable following the acceptance for payment of, and payment for, any Shares by Sub pursuant to the Offer and the expiration of the Offer, prepare and file with the SEC preliminary proxy materials or an information statement, as appropriate, relating to the Company Shareholders Meeting (as defined in Section 6.1(b)) (such proxy or information statement, and any amendments or supplements thereto, the "Proxy Statement"). The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the 1934 Act and the rules and regulations thereunder. Each of the Company and Parent shall use all commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing with the SEC. The Company shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Proxy Statement to Parent and advise Parent of any oral comments with respect to the Proxy Statement received from the SEC.

         Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Shareholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Shareholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Parent will be deemed to have been supplied by Parent and information concerning or related to the Company and the Company Shareholders Meeting shall be deemed to have been supplied by the Company. The Company will provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC. No amendment or supplement to the information supplied by Parent for inclusion in the Proxy Statement shall be made without the approval of Parent, which approval shall not be unreasonably withheld or delayed.

         (b) Subject to Section 6.4, and Article VIII, if the Company Shareholder Approval is required by law, the Company will, at Parent's request, as soon as practicable following the acceptance for payment of, and payment for, any Shares by Sub pursuant to the Offer and the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of obtaining the Company Shareholder Approval with respect to the transactions contemplated by this Agreement, shall take all lawful action to solicit the Company Shareholder Approval and the Board of Directors of the Company shall recommend approval of this Agreement by the shareholders of the Company. Without limiting the generality of the foregoing but subject to its rights pursuant to Sections 6.4, and 8.1(f), the Company agrees that its obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 6.4). Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Company Shareholders Meeting in accordance with Section 5.16 of the TBCA.

         (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent or any subsidiary of Parent to be voted in favor of the Merger.

         6.2 ACCESS TO INFORMATION AND CONFIDENTIALITY.

         (a) During the period prior to such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, upon reasonable notice, the Company shall (and shall cause the Company Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours to all its properties, books, contacts, commitments and records and, during such period, the Company shall (and shall cause the Company Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that (i) a Governmental Entity requires the Company or any of the Company Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations with respect to national security matters or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires the Company or the Company Subsidiaries to restrict access to any properties or information. Any investigation by Parent shall not affect the representations and warranties of the Company and provided, further, that any information or access requested by Parent pursuant to this Section shall be in connection with the transactions contemplated by this Agreement.

         (b) Parent shall, and shall cause its affiliates (as defined in Rule 12b-2 of the Exchange Act) and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any information of any kind concerning the Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Parent, any of its affiliates or any of its employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Parent, any of its affiliates or any of its employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis, and (iii) information that is required to be disclosed by Parent, any of its affiliates or any of its employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Entity; and provided further, however, that Parent shall promptly notify the Company of any disclosure pursuant to clause (iii) of this Section 6.2(b). Promptly after any termination of this Agreement, Parent and its representatives shall return to the Company or destroy all copies of documentation with respect to the Company that were supplied by or on behalf of the Company pursuant to this Agreement, without retaining any copy thereof, and destroy any notes or analyses Parent and/or its representatives may have prepared containing information derived from such materials

         6.3 COMMERCIALLY REASONABLE EFFORTS.

         (a) Subject to the terms and conditions of this Agreements each party will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including, without limitation, obtaining the Company Required Consents and the Parent Required Consents in a timely manner. In furtherance and not in limitation of the foregoing, each party hereto agrees to make any appropriate filings pursuant to the BHC Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the BHC Act and to take all other actions reasonably necessary to cause the approval of the transactions contemplated hereby under the BHC Act and the expiration or termination of the applicable waiting periods under the BHC Act as soon as practicable. Nothing in this Section 6.3(a) shall require any of Parent and its Subsidiaries to sell or otherwise dispose of, or permit the sale or other disposition of, any assets of Parent, the Company or their respective Subsidiaries, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason.

         (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Merger Agreement under the BHC Act or any other applicable law or regulation, use all commercially reasonable efforts to (i) make all appropriate filings and submissions with any Governmental Entity that may be necessary, proper or advisable under applicable laws or regulations in respect of any of the transactions contemplated by this Agreement, (ii) cooperate in all respects with each other in connection with any such filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (iii) promptly inform the other party of any communication received by such party from, or given by such party to the Federal Reserve Board or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iv) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the Federal Reserve Board or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the Federal Reserve Board or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

         (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.3(a) and 6.3(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable law or regulation, each of Parent and the Company shall cooperate in all respects with each other and use all commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section
6.3 shall limit a party's right to terminate this Agreement pursuant to Section 8.1(b) or 8.1(c) so long as such party has up to then complied in all respects with its obligations under this Section 6.3.

         (d) If any objections are asserted with respect to the transactions contemplated hereby under any applicable law or regulation or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable law or regulation, each of Parent and the Company shall use all commercially reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such law or regulation so as to permit consummation of the transactions contemplated by this Agreement.

         6.4 ACQUISITION PROPOSALS. The Company shall not directly or indirectly, and it shall use all commercially reasonable efforts to cause its officers, directors, employees, representatives, agents or affiliates, including any investment bankers, attorneys or accountants retained by the Company or any of its Subsidiaries or affiliates, not to, (i) solicit, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, recapitalization, consolidation, business combination, sale of a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole, sale of 15% or more of the shares of capital stock (including by way of a tender offer, share exchange or exchange offer) or similar or comparable transactions involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer (other than a proposal or offer made by Parent or an affiliate thereof) being herein referred to as an "Acquisition Proposal"), or
(ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal. Notwithstanding any other provision of this Agreement, the Board of Directors of the Company may, at any time prior to acceptance for payment of Shares pursuant to and subject to the conditions of the Offer (the "Specified Date"), furnish information pursuant to a customary confidentiality agreement to, or engage in discussions or negotiations with, any Person in response to an unsolicited bona fide written Acquisition Proposal of such Person if, (a) the Company has not violated any of the restrictions set forth in this Section 6.4, (b) the Board of Directors of the Company or any committee thereof concludes in good faith after consultation with its outside legal counsel, that such action may be reasonably necessary in order for the Board of Directors of the Company to comply with its fiduciary obligation to the shareholders of the Company under applicable law and (c) only to the extent that, the Board of Directors of the Company determines in good faith by a majority vote, after consultation with its financial advisors, that such Acquisition Proposal if consummated would constitute a Superior Proposal (as defined in Section 9.11(k)). From and after the execution of this Agreement, the Company shall immediately advise Parent in writing of the receipt, directly or indirectly, of any material inquiries, discussions, negotiations or proposals relating to an Acquisition Proposal (including the specific terms thereof and the identity of the other party or parties involved) and furnish to Parent within 24 hours of such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any information provided to any third party relating thereto. Upon execution of this Agreement, the Company and the Company Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Notwithstanding any other provision of this Agreement, in response to an unsolicited Acquisition Proposal, the Company's Board of Directors shall be permitted, at any time prior to the Specified Date, (i) to withdraw, modify or change, or propose to withdraw, modify or change, the approval or recommendation by the Board of Directors of this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement or (ii) to approve or recommend, or propose to approve or recommend, any Acquisition Proposal, but only if, in each case referred to in clauses (i) and (ii), the Board of Directors of the Company concludes in good faith that (a) such Acquisition Proposal would, if consummated, constitute a Superior Proposal and such proposal has not been withdrawn and (b) based on the advice of outside counsel, and in light of such Superior Proposal that the failure to withdraw, withhold, amend, modify or change such recommendation would constitute a breach of the fiduciary duties of the Board of Directors of the Company to the shareholders of the Company under applicable law. The Company shall immediately advise Parent in writing, if the Board of Directors shall make any determination as to any Acquisition Proposal as contemplated by the preceding sentence. Nothing contained in this Section 6.4 shall prohibit the Company or its Board of Directors (i) from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act or from making any legally required disclosure to the shareholders of the Company with regard to an Acquisition Proposal or (ii) prior to the approval of this Agreement by the shareholders of the Company, from taking any action as contemplated by Section 8.1(f). Nothing in this Section 6.4 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article VIII hereof) or (y) affect any other obligation of the Company under this Agreement.

         6.5 TREATMENT OF THE COMPANY STOCK OPTIONS; OTHER STOCK PLANS; EMPLOYEE BENEFITS MATTERS.

         (a) Stock Options. The Company and Parent shall, to the extent permitted under the applicable agreements covering any outstanding Company Stock Option, effective as of the Effective Time, (i) cause each outstanding Company Stock Option, whether or not exercisable or vested, to become fully exercisable and vested, (ii) cause each Company Stock Option that is outstanding to be canceled and (iii) in consideration of such cancellation, and, except to the extent Parent and the holder of any such Company Stock Option otherwise agree, cause the Company to pay such holders of the Company Stock Options an amount in respect of each Company Stock Option equal to the excess, if any, of the per Share Merger Consideration over the exercise price of such Company Stock Option (such payment to be net of applicable withholding taxes).

         (b) Section 16(b) of the Exchange Act. The Board of Directors of each of the Company and Parent shall each grant all approvals and take all other actions required pursuant to Rules 16b-3(d) and 16(b)-3(e) under the 1934 Act to cause the disposition in the Merger of the Shares, the Company Stock Options and the acquisition in the Merger of options to purchase the common stock of the Surviving Corporation awards pertaining to and applying to the common stock of the Surviving Corporation to be exempt from the provisions of Section 16(b) of the 1934 Act.

         (c) Employee Issues. Subject to the limitations set forth in the second sentence of this paragraph, Parent shall be afforded the opportunity to interview and meet with the employees of the Company and the Company Subsidiaries during the period commencing upon the purchase of any Shares by Sub pursuant to the Offer and to provide such information as is reasonably necessary with respect to terms of continued employment for such employees of the Company and the Company Subsidiaries who will remain or are expected to remain employees immediately after the Effective Time, which terms may be amended thereafter by Parent in its sole discretion. The subject matter of any interview conducted by Parent pursuant to this Section 6.5(c) shall be limited to the terms of continued employment for the interviewee should such interviewee remain an employee of the Company after the Effective Time. The Company shall take such action as is necessary to terminate the 401(k) Plan maintained by the Company prior to the earlier of (i) Sub's purchase of 80% or more of the outstanding Shares pursuant to the Offer and (ii) the Closing, provided, however, such action may be rescinded if Sub fails to acquire 80% or more of the outstanding Shares. All of the employee welfare benefit plans maintained by the Company shall be terminated effective as of the earlier of (i) Sub's purchase of 80% or more of the outstanding Shares pursuant to the Offer and (ii) the Closing (the date of such termination being herein referred to as the "Welfare Plan Termination Date"). Parent shall provide the Company with notice of the Welfare Plan Termination Date at least ten (10) Business Days prior thereto. Parent presently intends that, except to the extent that may be required by law, after the Welfare Plan Termination Date, Parent, the Company, the Company Subsidiaries, the Surviving Corporation or its subsidiaries will not make additional contributions to the employee benefit plans that were sponsored by the Company or any of the Company Subsidiaries at any time prior to the Merger, except for required contributions relating to periods prior to the Welfare Plan Termination Date. Parent agrees that the employees of Company and the Company Subsidiaries who are retained as employees of Parent (or who do not become employees of Parent but who are entitled to elect continuation of health insurance coverage pursuant to Section 4980B of the Code) will be entitled (in the case of those who do not become employees of Parent only to the extent required by Section 4980B of the Code) effective as of the day immediately following the Welfare Termination Date to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Parent and its affiliates, in accordance with the respective terms of such plans and programs; provided, however, that such employees shall receive credit for service with the Company or the Company Subsidiaries solely for purposes of plan eligibility and vesting of benefits with respect to the welfare benefits plans of Parent, and Parent shall take all actions necessary or appropriate (including amending plans, if necessary) to facilitate coverage of the Company's and the

Company Subsidiaries' employees in such plans and programs from and after the Welfare Plan Termination Date, provided, however, that any preexisting condition exclusion or waiting period applicable to any health care plan sponsored by Parent shall be waived with respect to any Company or any Company Subsidiary employee.

         6.6 DIRECTORS.

         (a) Promptly upon the acceptance for payment of, and payment for, at least 50.1% of the outstanding Shares by Sub pursuant to the Offer, and until the Effective Time, Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Sub, subject to compliance with Section 14(f) of the 1934 Act, a majority of such directors, and the Company shall, at such time, cause Sub's designees to be so elected by its existing Board of Directors. In the event that Sub's designees are elected to the Board of Directors of the Company, until the Effective Time, and subject to the preceding sentence, such Board of Directors shall have at least three directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); provided, that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to, and to constitute a majority of, the Company's Board of Directors as provided above.

         (b) The Independent Directors shall form a committee that, during the period from the time Shares are purchased pursuant to the Offer until the Effective Time, shall have the sole power and authority, by a majority vote of such Independent Directors, for the Company to (a) amend or terminate this Agreement or to extend the time for the performance of any of the obligations or other acts of Parent or Sub under the Offer, the Merger or this Agreement, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder, or (c) take any other action under or in connection with this Agreement if such action materially and adversely affects holders of Shares other than Parent or Sub.

         6.7 FEES AND EXPENSES. Whether or not the Offer or the Merger is consummated, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries resulting from the Merger and (b) as provided in Section 8.2. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

         6.8 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

         (a) After the purchase of any Shares by Sub pursuant to the Offer, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each present (as of the Effective Time) or former officer, director or employee of the Company and the Company Subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses (including attorneys' fees and expenses) incurred in connection with any claim, action, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director or employee of the Company or any of the Company Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, (A) to the same extent required under any indemnification provisions included in the Company's or the Company Subsidiary's, as the case may be, constituent or organizational documents as in effect on the date of this Agreement and (B) without limitation to clause (A), to the fullest extent permitted under applicable law; provided that no Indemnified Party may settle any such claim without the prior approval of Parent (which approval shall not be unreasonably withheld or delayed). In the event of any such claim, action, suit, proceeding or investigation (an "Action"), any Indemnified Party wishing to claim indemnification will promptly notify the Parent and the Surviving Corporation thereof (provided that failure to so notify the Parent and the Surviving Corporation will not affect the obligations of the Parent and the Surviving Corporation to provide indemnification except to the extent that the Parent and the Surviving Corporation shall have been materially prejudiced as a result of such failure). With respect to any Action for which indemnification is requested, the Parent and the Surviving Corporation will be entitled to participate therein at its own expense and, except as otherwise provided below, to the extent that it may wish, the Parent and the Surviving Corporation may assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party. After notice from the Parent and the Surviving Corporation to the Indemnified Party of its election to assume the defense of an Action, the Parent and the Surviving Corporation will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than as provided below. The Parent and the Surviving Corporation will not settle any Actions without the consent of the Indemnified Party unless such settlement contains a complete release of all Indemnified Parties whether or not they have been named in the Action. The Indemnified Party will have the right to employ counsel in any Action, but the fees and expenses of such counsel incurred after notice from the Parent and the Surviving Corporation of its assumption of the defense thereof will be at the expense of the Indemnified Party, unless (i) the employment of counsel by the Indemnified Party has been authorized by the Parent and the

Surviving Corporation in writing, (ii) the Indemnified Party will have reasonably concluded upon the advice of counsel that there may be a conflict of interest between the Indemnified Party and the Parent and the Surviving Corporation in the conduct of the defense of an Action, or (iii) the Parent and the Surviving Corporation shall not in fact have employed counsel to assume the defense of an Action, in each of which cases the reasonable fees and expenses of counsel selected by the Indemnified Party (provided such counsel shall be reasonably satisfactory to the Parent and the Surviving Corporation) shall be advanced by the Parent or Surviving Corporation within ten Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides a written affirmation by the Identified Party of his good faith belief that he has met the standard of conduct necessary for indemnification under the TBCA and a written undertaking, to the extent required by the TBCA, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding the foregoing, the Parent and the Surviving Corporation will not be liable for any settlement effected without its written consent, which will not be unreasonably withheld, conditioned or delayed, and the Parent and the Surviving Corporation will only be obligated pursuant to this
Section 6.8(a) to pay the fees and disbursements of one counsel (provided such limitation shall not apply to the engagement of local counsel as may be reasonably necessary) for all Indemnified Parties in any single Action, except to the extent two or more of such Indemnified Parties have conflicting interests in the outcome of such Action.

         (b) The Surviving Corporation shall (i) cause to be maintained in effect in its articles of incorporation and by-laws for a period of six years after the Effective Time, provisions regarding elimination of liability of directors and indemnification of, and advancement of expenses to, officers, directors and employees that are at least as favorable to the Indemnified Parties as those contained in the articles of incorporation and by-laws of the Company as in effect on the date hereof and (ii) for a period of six years after the Effective Time, shall maintain the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance (which premiums the Company represents to be $44,331 per year in the aggregate); and, provided, further, that if the Surviving Corporation is unable to obtain the insurance required by this Section 6.8 or the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

         (c) Notwithstanding anything herein to the contrary, if any claim, action, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.8 shall continue in effect until the final disposition of such claim, action, proceeding or investigation.

                  (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation shall succeed to the obligations set forth in Section
  6.5 and this Section 6.8.

                  6.9 PUBLIC ANNOUNCEMENTS. The Company and Parent shall use all commercially reasonable efforts to develop a joint communications plan and each party shall use all commercially reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and
(ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

                  6.10 ENVIRONMENTAL INVESTIGATION; RIGHT TO TERMINATE
AGREEMENT.

                  (a) At any time prior to the Environmental Adjustment Determination Date, Parent and its consultants, agents and representatives, shall have the right, at Parent's expense, to inspect any of the parcels of Real Property described on Schedule 6.10 (the "Subject Properties"), including, without limitation, for the purpose of conducting asbestos surveys and sampling, and such other environmental assessments and investigations, including a Phase II environmental survey, as Parent may believe is reasonably necessary ("Environmental Inspections"). Parent shall conduct such Environmental Inspections as soon as reasonably practicable after the date hereof. Parent shall notify the Company of any physical inspections of any Subject Property which it intends to conduct, and the Company may place reasonable restrictions on the time of such inspections.

                  (b) Each party hereto agrees to indemnify and hold harmless the other parties for any claims for damage to the Subject Property or injury or death to persons in connection with any Environmental Inspection or secondary investigation of the Subject Property to the extent such damage, injury or death is directly attributable to the negligent actions or negligent omissions of such indemnifying party. Parent shall have no liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, Parent shall have no obligation to make any reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey, but such reporting shall remain the responsibility of and within the discretion of the Company. Parent shall have no liability to the Company or the Company Subsidiaries for making any report of such results to any governmental authority. If the Offer or the Merger is not consummated other than as a result of any breach of any provision of this Agreement by the Company, or either of them, Parent shall reimburse the Company and the Company Subsidiaries for all reasonable costs and expenses incurred as a result of any Environmental Inspection conducted at Parent's request.

                  (c) As used in this Agreement, (i) the term "Environmental Adjustment Amount" means the Environmental Expenditure Amount (as defined below) minus $200,000; (ii) "Environmental Expenditure Amount" shall be calculated as of the Environmental Expenditure Determination Date (as defined below) and shall equal the aggregate amount of all expenditures made or required to be made to remedy or cure any of the following: (1) outstanding fines, penalties or other damages with respect to any Subject Property, (2) investigation, remediation or monitoring of any Subject Property (including without limitation eventual removal of asbestos-containing material), (3) preparing and obtaining approval by the appropriate Environmental Regulatory Authority of remediation plans with respect to Subject Properties, or (4) any violations of applicable Environmental Laws with respect to any Subject Property; (iii) the "Environmental Adjustment Determination Date" shall be the date which is three (3) Business Days prior to the Determination Date; and
  (iv) the "Per Share Environmental Adjustment Amount" shall mean the quotient of (x) the Environmental Adjustment Amount divided by (y) the sum of (1) the number of Shares issued and outstanding immediately prior to the commencement of the Offer plus (2) the number of Shares issuable with respect to the Company Stock Options outstanding immediately prior to the commencement of the Offer assuming for purposes of this calculation that all outstanding Company Stock Options are immediately exercisable and fully vested.

                  (d) Parent shall notify the Company of the Environmental Adjustment Amount in writing by 5:00 p.m., San Antonio, Texas time, on or prior to the Environmental Adjustment Determination Date. Notwithstanding anything to the contrary contained in this Agreement, if the Environmental Adjustment Amount is in excess of $200,000, then the Company may, within one
  (1) Business Day of its receipt of notice of the Environmental Adjustment Amount deliver a notice to Parent stating its intent to terminate this Agreement unless Parent agrees in writing within one (1) Business Day of its receipt of said notice to limit the Environmental Adjustment Amount to $200,000. Upon Parent's agreement in writing to so limit the Environmental Adjustment Amount to $200,000, the Environmental Adjustment Amount shall be limited to $200,000. If Parent shall not have agreed in writing to limit the Environmental Adjustment Amount to $200,000 within one (1) Business Day of its receipt of any said notice, the Company may terminate this Agreement at any time on or prior to the Determination Date by delivering written notice of such termination to Parent by 5:00 p.m., San Antonio, Texas time, on or prior to such date. If the Company does not exercise its option to terminate pursuant to this Section 6.10(d), then the Environmental Adjustment Amount shall be the amount provided in the notice delivered pursuant to the first sentence of this Section 6.10(d).

         In the event this Agreement is terminated pursuant solely to this
Section 6.10(d), the Company and Parent shall not have any liability to the other pursuant to this Agreement.

                  (e) The Company agrees to make available to Parent and its consultants, agents and representatives all documents and other material relating to environmental conditions of the Property including, without limitation, the results of all other environmental inspections and surveys. The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Parent and shall be entitled to certify the same in favor of Parent and its consultants, agents and representatives in such a manner which will entitle Parent to rely upon such reports and make all other data available to Parent and its consultants, agents and representatives. At the written request of the Company, Parent agrees to provide the Company with a copy of all environmental reports prepared by its consultants as a result of the Environmental Inspections. Parent shall keep confidential the reports, surveys and results relating to and of the Environmental Inspections, unless otherwise required by law.

                  6.11 INVESTMENT PORTFOLIO.

                  (a) Subject to the remaining provisions of this Section 6.11, the Company shall at all times prior to the Closing cause the Investment Portfolio (as hereinafter defined) to be composed entirely and exclusively of the securities comprising the same as of the date hereof and shall not dispose of, and shall cause each of its subsidiaries not to dispose of, any such securities; provided, however, that, at any time after the Determination Date, the Company shall dispose of all or any portion of the Investment Portfolio as promptly as practicable after receiving written instructions from Parent directing the Company to effect such a disposition; and, provided, further, that, if at any time the Portfolio Gain of the Investment Portfolio is at or below $8,500,000, the Company shall, upon the written request of Parent, promptly dispose of all (or such other portion as Parent may direct) of the securities in the Investment Portfolio in a commercially reasonable manner.

                  (b) From the date of this Agreement through the Effective Time, the Company shall cause the proceeds of any sale, redemption or payment upon maturity of any securities constituting part of the Investment Portfolio to be invested exclusively in Permitted Investments (as hereinafter defined).

                                  ARTICLE VII.

                              CONDITIONS PRECEDENT

                  7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

                  (a) Shareholder Approval. If required by applicable law, the Company Shareholder Approval shall have been obtained.

                  (b) No Injunctions or Restraints; Illegality. No federal, state, local or foreign, if any, law, statute, regulation, code, ordinance or decree shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 7.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 6.3 shall have been the cause of, or shall have resulted in, such order or injunction.

                  (c) Governmental Approvals. All approvals required for the Merger from Governmental Entities, including, without limitation, those required under the BHC Act, shall have been obtained (and any applicable waiting periods with respect thereto shall have expired) other than those the failure of which to be obtained would not reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, and such approvals shall not have imposed any condition or requirement which in the reasonable judgment of the party or parties affected by such condition or requirement would adversely impact in a material respect the intended economic benefits to such party of the transactions contemplated by this Agreement.

                  (d) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer.

                                 ARTICLE VIII.

                            TERMINATION AND AMENDMENT

                  8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or Sub:

                  (a) By the mutual written consent of Parent and the Company, by action of their respective Boards of Directors, provided, however, that following the election or appointment of Sub's designees pursuant to Section 6.6, such consent of the Company may only be given if approved by the Independent Directors;

                  (b) by either Parent or the Company if (i) as of the result of the failure of any of the conditions set forth in Annex A, the Offer shall have terminated or expired in accordance with its terms without Sub having purchased any Shares pursuant to the Offer or (ii) Sub shall not have accepted for payment any Shares pursuant to the Offer prior to December 31, 2001 (the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement has to any extent been the cause of, or resulted in, such failure of any of the conditions set forth in Annex A or such failure by Sub to have accepted for payment any Shares prior to the Outside Date;

                  (c) By either the Company or Parent if any Governmental Entity
  (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used all commercially reasonable efforts to resist, resolve or lift, as applicable, in accordance with Section 6.3) permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used all commercially reasonable efforts to obtain, in accordance with Section 6.3), that is necessary to fulfill the conditions set forth in subsections 7.1(c) and (d), as applicable, and such failure to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with Section 6.3 has to any extent been the cause of such action or inaction;

                  (d) By either the Company or Parent if the Company Shareholder Approval is required by applicable law and it has not been obtained at a duly held meeting of shareholders of the Company, or at any adjournment thereof;

                  (e) By Parent if, prior to the purchase of any Shares by Sub pursuant to the Offer, (i) the Board of Directors of the Company, or any committee thereof, (A) shall have failed to recommend to the shareholders of the Company that they accept the Offer, tender their shares pursuant to the Offer and approve this Agreement, (B) shall approve or recommend a Superior Proposal pursuant to Section 6.4, or (C) shall resolve to take any of the actions specified in clauses (A) or (B) above, or (ii) a tender or exchange offer relating to the capital stock of the Company shall have been commenced by a person unaffiliated with Parent, and the Company shall not have sent to its shareholders pursuant to Rule 14e-2 promulgated under the 1933 Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

                  (f) By the Company at any time, prior to the purchase of any Shares by Sub pursuant to the Offer, if the Board of Directors of the Company shall approve a Superior Proposal; provided, however, that prior to any such termination, the Company shall, and shall cause its financial and legal advisors to, provide Parent with a reasonable opportunity (not to exceed a period of three Business Days unless otherwise agreed in writing) to make adjustments in the terms and conditions of this Agreement sufficient to cause the Board of Directors of the Company to determine that such Superior Proposal no longer constitutes a Superior Proposal;

                  (g) By Parent, if, prior to the purchase of any Shares by Sub pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in paragraph (e) or (f) of Annex A would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; or

                  (h) By the Company, if, prior to the consummation of the Offer, Parent or Sub shall have breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Sub shall have become untrue in any material respect.

                  8.2 EFFECT OF TERMINATION.

                  (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except with respect to Section 6.2(b), Section 6.7, this Section 8.2 and Article IX; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                  (b) Parent and the Company agree that, (i) if the Parent shall terminate this Agreement pursuant to Section 8.1(e), (ii) if either the Parent or the Company shall terminate this Agreement pursuant to Section 8.1(b)(i) (as a result of the Minimum Tender Condition (as defined in Annex A)) or
  Section 8.1(b)(ii) and at the time of such termination an Acquisition Proposal shall exist and within 12 months of such termination the Company enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (for purposes of this clause (ii) "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.4 except that (x) the references to "15%" in the definition of "Acquisition Proposal" shall each be deemed to be a reference to "50%" and (y) "Acquisition Proposal" shall only be deemed to refer to a transaction involving the Company, or with respect to assets (including the shares of any Subsidiary of the Company) of the Company and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone, or
  (iii) if the Company shall terminate this Agreement pursuant to Section 8.1(f), then, in any such case, the Company shall pay to Parent cash in the amount of $3,000,000 (the "Termination Fee"). The Termination Fee required to be paid to Parent pursuant to this Section 8.2(b) shall be paid (x) with respect to terminations described under Section 8.2(b)(i), within five (5) Business Days after termination, (y) with respect to terminations described under Section 8.2(b)(ii), within five (5) Business Days after the earlier of
  (A) the date the Company consummates an Acquisition Proposal with a third party or (B) the date the Company enters into a definitive agreement with a third party with respect to an Acquisition Proposal and (z) with respect to terminations described under Section 8.2(b)(iii), prior to, and shall be a condition precedent to the effectiveness of such termination.

                  (c) All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

                  8.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company and Sub, provided, however, that after the purchase of Shares pursuant to the Offer, no amendment may be made which decreases the Merger Consideration or otherwise negatively impacts the shareholders of the Company, and, after the Company Shareholder Approval has been obtained, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

                  9.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time (including, without limitation, Section 8.2) and this
Article IX. Nothing in this Section 9.1 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

                  9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:


                  (a)      if to Parent or Sub, to:

                           International Bancshares Corporation
                           1200 San Bernardo Ave.
                           Laredo, Texas  78040
                           Fax:  (956) 726-6616
                           Attention:  Dennis E. Nixon, President

                           with a copy to:

                           Cox & Smith Incorporated
                           112 E. Pecan, Suite 1800
                           San Antonio, Texas 78205
                           Fax:  (210) 226-8395
                           Attention:  Cary Plotkin Kavy

                  (b)      if to the Company or the Company Subsidiaries, to

                           National Bancshares Corporation of Texas
                           12400 Highway 281 North
                           San Antonio, Texas 78216
                           Fax: (210) 403-4274
                           Attention:  Marvin E. Melson, President

                           with a copy to:

                            Bracewell & Patterson, L.L.P.
                           111 Congress, Suite 2300
                           Austin, Texas  78701
                           Fax: (512) 479-3906
                           Attention: Joseph Ford

                           and

                            Cadwalader, Wickersham & Taft
                           100 Maiden Lane
                           New York, NY  10038
                           Fax: (212) 504-5557
                           Attention:  Dennis J. Block


                  9.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits, Annexes or Schedules, such reference shall be to a Section of or Exhibit, Annex or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                  9.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

                  9.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES.

                  (a) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.5 and Section 6.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

                  9.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

                  9.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in flail force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                  9.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  9.9 SUBMISSION TO JURISDICTION; WAIVERS. Subject to Section
9.13 hereof, each of Parent, Sub and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any party hereto or its successors or assigns may be brought and determined in the Courts of the State of Texas located in Bexar County, Texas, or in the United States Courts in or for the Western District of Texas, in each case having subject matter jurisdiction, and each of Parent, Sub and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Subject in each case to Section 9.13, each of Parent, Sub and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

                  9.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                  9.11 DEFINITIONS. As used in this Agreement:

                  (a) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

                  (b) "Business Day" means any day other than Saturday, Sunday or a federal holiday.

                  (c) "Investment Portfolio" mean the securities investment portfolio of NBC Bank, N.A., a wholly owned subsidiary of the Company. The Investment Portfolio shall be deemed to consist only of those securities that are a part thereof as of the date of this Agreement, which securities are more particularly described on Schedule 9.11(c).

                  (d) "knowledge" when used with respect to any party means the knowledge of any senior executive officer of such party after reasonable inquiry.

                  (e) "Material Adverse Effect" means, with respect to any entity, any adverse change, circumstance or effect that is materially adverse to the business, assets, liabilities, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating to (i) the economy or securities markets in general, (ii) regional economic conditions that have a similar effect on other participants in such region in the industries which Parent or the Company, as the case may be, operates, (iii) the industries in which Parent or the Company, as the case may be, operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on ) Parent or the Company, as the case may be, (iv) changes in any tax laws or regulations or applicable accounting regulations or principles in each case not specifically relating to Parent or the Company, as the case may be, or (v) actions or omissions by either Parent or the Company, or any of their Subsidiaries, as the case may be, taken with the written permission of the other party in connection with the transactions contemplated hereby.

                  (f) "the other party" means, with respect to the Company, Parent and means, with respect to Parent, the Company.

                  (g) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

                  (h) "Permitted Investments" means any of the following: Fed Funds, United States government securities with maturities of less than one year, or such other securities as the parties may agree.

                  (i) "Portfolio Gain" means, as of any date, an aggregate amount equal to the sum of (i) the unrecognized market appreciation (net of unrecognized market losses) applicable to the Investment Portfolio (or, when used with respect to any security constituting part of the

  Investment Portfolio, such security), such amount to be determined based on the closing market values of the securities comprising the Investment Portfolio on such date as posted by Bloomberg L.P., plus (ii) with respect to any security constituting part of the Investment Portfolio that has been sold after the date hereof but on or prior to such date, the actual realized profit with respect to such security (and any actual realized losses with respect to any such security shall be deemed a negative Portfolio Gain), plus (iii) $746,000.

                  (j) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                  (k) "Superior Proposal" means a bona fide Acquisition Proposal the terms of which the Board of Directors of the Company concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of such proposal, including any condition to the consummation of such proposal, and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to holders of the Shares (in their capacity as shareholders) from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed (provided that for purposes of this definition the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.4 except that (x) the references to "15%" in the definition of "Acquisition Proposal" shall each be deemed to be a reference to "50%" and (y) "Acquisition Proposal" shall only be deemed to refer to a transaction involving the Company, or with respect to assets (including the shares of any Subsidiary of the Company) of the Company and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone.

                  (l) "Tax" (and with correlative meaning, "Taxes") means any U.S. federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, stamp, occupation, premium, windfall profits, customs duties, franchise, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, alternative or add-on minimum, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

                  (m) "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof. ----------

                  9.12 OTHER AGREEMENTS. The parties hereto acknowledge and agree that, except as otherwise expressly set forth in this Agreement, the rights and obligations of the Company and Parent under any other agreement between the parties shall not be affected by any provision of this Agreement.

                  9.13 ARBITRATION; WAIVER OF TRIAL BY JURY. The parties shall submit to binding arbitration by a board of three arbitrators any disputed question or controversy arising under this Agreement or arising out of or relating to the transactions contemplated by the Agreement. Any such arbitration shall be conducted at San Antonio, Bexar County, Texas. Any party may initiate the arbitration, by notice in writing to the other parties, setting forth the nature of the dispute, the amount involved, if any, and the remedy sought. Any party desiring to initiate arbitration shall serve a written notice of intention to arbitrate to the other party and to the American Arbitration Association office in or closest to San Antonio, Texas within 180 days after dispute has arisen. A dispute is deemed to have arisen upon receipt of written demand or service of judicial process. Failure to serve a notice of intention to arbitrate within the time specified above shall be deemed a waiver of the notifying party's right to compel arbitration of such claim. Such notice of intention to arbitrate may be informal and need not comply with Rule 6 of the American Arbitration Association. Legal action regarding this Agreement and any liabilities hereunder shall either be brought by arbitration, as described herein, or by judicial proceedings, but shall not be pursued in different or alternative forums. The issue of waiver pursuant to this paragraph is an arbitrable issue.

         The board of three arbitrators shall be appointed promptly upon written application of the initiating party, and shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All of the arbitrators shall be members of the American Arbitration Association, and, if commercially reasonable, at least two of the arbitrators shall be experienced in the financial services industry. Depositions may be taken and other discovery obtained in any arbitration under this Agreement. The board of arbitrators appointed hereunder shall conduct the arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as such rules may be modified for the purpose of the arbitration proceeding by action of a majority vote of the arbitrators or by mutual written agreement of the parties to this Agreement.

         In the arbitration proceeding subject to these provisions, the arbitrators, or a majority of them, are specifically empowered to decide (by documents only, or with a hearing, at the arbitrators sole discretion) pre-hearing motions which are substantially similar to pre-hearing motions to dismiss and motions for summary adjudication.

         The award of the arbitrators shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction.

         All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding hereunder.

         The provisions of this Section shall survive any termination, amendment, or expiration of the Agreement in which this section is contained, unless all the Parties otherwise expressly agree in writing.

         The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The Federal Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause in this Agreement.

         The arbitrators, or a majority of them, shall award attorney's fees and costs to the prevailing party pursuant to the terms of this Agreement.

         Venue of any arbitration proceeding hereunder will be in Bexar County, Texas.

         Except as set forth above concerning awards to the prevailing party, each party shall bear its own expenses in connection with preparation for the presentation of its case at the arbitration proceedings and the fees and expenses of the arbitrators and all other expenses of the arbitration (except those referred to in the preceding sentence) shall be borne equally by the parties to such arbitration.

         EACH OF THE PARTIES TO THIS AGREEMENT WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY DISPUTE OF ANY NATURE WHATSOEVER THAT MAY ARISE BETWEEN THEM, INCLUDING, BUT NOT LIMITED TO, THOSE DISPUTES RELATING TO OR INVOLVING IN ANY WAY THE CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN THE PARTIES, THE PROVISIONS OF ANY FEDERAL, STATE OR LOCAL LAW, REGULATION OR ORDINANCE NOTWITHSTANDING. By execution of this Agreement, each of the parties hereto acknowledges and agrees that it has had an opportunity to consult with legal counsel and that he/she/it knowingly and voluntarily waives any right to a trial by jury of any dispute pertaining to or relating in any way to the Subject Transactions, the provisions of any federal, state or local law, regulation or ordinance notwithstanding.


                            Intentionally Left Blank

                  IN WITNESS WHEREOF, Parent, the Company and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first above written.


                                       INTERNATIONAL BANCSHARES CORPORATION



                                       By: /s/ DENNIS E. NIXON
                                          -------------------------------------
                                          Name:  Dennis E. Nixon
                                          Title:  President


                                       NBC ACQUISITION CORP.



                                       By: /s/ DENNIS E. NIXON
                                          -------------------------------------
                                          Name:  Dennis E. Nixon
                                          Title:  President


                                       NATIONAL BANCSHARES CORPORATION OF TEXAS



                                       By: /s/ MARVIN E. MELSON
                                          -------------------------------------
                                          Name: Marvin E. Melson
                                          Title: President

                Secretary's Certificate of NBC Acquisition Corp.

                  The undersigned being Secretary of NBC Acquisition Corp. does hereby certify that the foregoing Agreement and Plan of Merger was duly adopted by the sole shareholder of the Corporation.



                                          -------------------------------------
                                                        Secretary




                     Secretary's Certificate of the Company

                  The undersigned being Secretary of the Company does hereby certify that the foregoing Agreement and Plan of Merger was duly adopted by the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon.



                                          -------------------------------------
                                                        Secretary

                                   APPENDIX A

                         Defined Terms in the Agreement


DEFINITION                                                  SECTION
1933 Act...............................................     Section 4.l(c)

1934 Act...............................................     Section 1.1(b)

Acquisition Proposal...................................     Section 6.4

Action.................................................     Section 6.8(a)

Agreement..............................................     Preamble

Audited Financial Statements...........................     Section 4.1(d)

BHC Act................................................     Section 4.1(h)(iii)

Board of Directors.....................................     Section 9.11(a)

Business Day...........................................     Section 9.11(b)

Certificates...........................................     Section 3.4(b)

Closing................................................     Section 1.5

Closing Date...........................................     Section 1.5

Code...................................................     Section 3.5

Common Control Entities................................     Section 4.1(o)(vii)

Company................................................     Preamble

Company Board Approval.................................     Section 4.1(j)

Company Disclosure Schedule............................     Section 4.1

Company Required Consents..............................     Section 4.1(h)(iii)

Company SEC Reports....................................     Section 4.l(i)

Company Shareholder Approval...........................     Section 4.1(k)

Company Shareholders Meeting...........................     Section 6.1(b)

DEFINITION                                                  SECTION
Company Stock Options..................................     Section 4.1(c)(iii)

Company Subsidiaries...................................     Section 4.1(a)

Contracts..............................................     Section 4.1(w)

Determination Date.....................................     Section 1.1(c)(i)

Dissenting Shareholder.................................     Section 3.2

Dissenting Shares......................................     Section 3.2

Effective Time.........................................     Section 1.4

Environmental Adjustment Amount........................     Section 6.10(c)

Environmental Adjustment Determination Date............     Section 6.10(c)

Environmental Expenditure Amount.......................     Section 6.10(c)

Environmental Inspections..............................     Section 6.10(a)

ERISA..................................................     Section 4.1(o)(i)

Exchange Fund..........................................     Section 3.4(a)

Expenses...............................................     Section 6.7

GAAP...................................................     Section 4.1(d)

Governmental Entity....................................     Section 4.1(h)(iii)

Hazardous Materials....................................     Section 4.1(g)(ii)

Hazardous Materials Contamination......................     Section 4.1(g)(ii)

Intended Take-Down Date................................     Section 1.1(c)(ii)

Indemnified Parties....................................     Section 6.8(a)

Independent Directors..................................     Section 6.6(a)

Information Statement..................................     Section 4.1(aa)

Investment Portfolio...................................     Section 9.11(c)

Knowledge..............................................     Section 9.11(d)

DEFINITION                                                  SECTION
Loans..................................................     Section 4.1(e)(i)

Material Adverse Effect................................     Section 9.11(e)

Merger.................................................     Recitals

Merger Consideration...................................     Section 1.1(c)

Minimum Tender Condition...............................     Annex A

Offer..................................................     Recitals

Offer Documents........................................     Section 1.1(b)

Other Programs.........................................     Section 4.1(o)(iii)

Outside Date...........................................     Section 8.1(b)

Parent.................................................     Preamble

Parent Financial Advisor...............................     Section 4.2(c)

Parent Required Consents...............................     Section 4.2(b)(iii)

Paying Agent...........................................     Section 3.4(a)

Pension Benefit Plans..................................     Section 4.1(o)(ii)

Per Share Environmental Adjustment Amount..............     Section 6.10(c)

Permitted Investments..................................     Section 9.11(h)

Person.................................................     Section 9.11(g)

Portfolio Gain.........................................     Section 9.11(i)

Proxy Statement........................................     Section 6.1(a)

Real Property..........................................     Section 4.1(g)

Regulatory Authorities.................................     Section 4.1(s)

Schedule 14D-9.........................................     Section 1.2(b)

SEC....................................................     Section 1.1(a)

Shareholder Agreements.................................     Recitals

DEFINITION                                                  SECTION
Shares.................................................     Recitals

Specified Date.........................................     Section 6.4

Sub....................................................     Preamble

Subject Properties.....................................     Section 6.10

Subsidiary.............................................     9.11(j)

Superior Proposal......................................     Section 9.11(k)

Surviving Corporation..................................     Recitals

Tax....................................................     Section 9.11(l)

Tax Return.............................................     Section 9.11(m)

TBCA...................................................     Section 1.4

Termination Fee........................................     Section 8.2(b)

The other party........................................     Section 9.11(f)

Unaudited Financial Statements                              Section 4.1(d)

Violation..............................................     Section 4.1(h)(ii)

Welfare Benefit Plans..................................     Section 4.1(o)(i)

Welfare Plan Termination Date..........................     Section 6.5(c)

                                     ANNEX A

                             CONDITIONS OF THE OFFER

Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the 1934 Act (relating to Sub's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least two-thirds of the outstanding Shares (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire Shares, whether or not then exercisable) (the "Minimum Tender Condition"), and (ii) all approvals required for the consummation of the Offer and Merger from Governmental Entities, including, without limitation, those required under the BHC Act, shall have been obtained (and any applicable waiting periods with respect thereto shall have expired) other than those the failure of which to be obtained would not reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries, taken together, and such approvals shall not have imposed any condition or requirement which in the reasonable judgment of Parent would adversely impact in a material respect the intended economic benefits to Parent of the transactions contemplated by this Agreement. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and, subject to
Section 1.1 of this Agreement, may terminate or amend the Offer, with the consent of the Company or if, as of the scheduled expiration date of the Offer (as extended pursuant to Section 1.1(a)) and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

(a) any federal, state, local or foreign law, statute, regulation, code, ordinance or decree shall have been adopted, promulgated or otherwise in effect, or any judgment, decree, temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Offer or the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger;

(b) there shall be pending any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Sub of any Shares, seeking to restrain or prohibit consummation of the Offer or the Merger, or seeking to place limitations on the ownership of Shares (or shares of common stock of the Surviving Corporation) by Parent or Sub, (ii) seeking to prohibit or limit the ownership or operation by the Company or Parent and their respective subsidiaries of any material portion of the business or assets of the Company or Parent and their respective subsidiaries taken as a whole, or to compel the Company or Parent and their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries taken as a whole, as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement, or
(iii) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or Parent and their respective subsidiaries taken as a whole;

(c) there shall have occurred after the date hereof any Material Adverse Effect on the Company;

(d) there shall have occurred and continue to exist (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of ten consecutive trading hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions), which materially and adversely effects the extension of credit in the Company's marketplace, or (ii) a declaration of a banking moratorium or any mandatory suspension of payments in respect of banks in the United States which materially and adversely effects the extension of credit in the Company's marketplace;

(e) any of the representations and warranties of the Company set forth in this Agreement that is qualified as to materiality or as to a Company Material Adverse Effect shall not be true and correct or any of the representations and warranties of the Company set forth in this Agreement that is given without such qualifications is not true and correct in any material respect, in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer (except to the extent in either case that any such representation or warranty speaks as of another date, in which case such representation and warranty shall be true and correct as of such other date);

(f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant required to be performed or complied with by it under this Agreement;

(g) the Board of Directors of the Company or any committee thereof shall have publicly (including by amendment of its Schedule 14D-9) withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Acquisition Proposal, (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 6.4 of this Agreement, or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions; or

(h) this Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The terms in this Annex A that are defined in the attached Agreement have the meanings set forth therein.